EXHIBIT 10(xxiv)





          LICENSING AND SUPPLY AGREEMENT, entered into as of
the   23rd day of January, 1996  by and between FAULDING
MEDICAL DEVICE CO., a corporation organized under the laws of the State of Delaware with its principal place of business at 8777 East Via de Ventura, Suite 315, Scottsdale, Arizona 85258(hereinafter referred to as "FMDC") and F.H. FAULDING & CO. LIMITED, a corporation organized under the laws of South Australia, with its principal place of business at 160 Greenhill Road, Parkside, South Australia 5063 (hereinafter referred to as "FAULDING").

          WHEREAS, FMDC, a wholly owned subsidiary of FAULDING, has designed and developed the Devices (as hereinafter defined)in conjunction with certain development efforts of FAULDING;

          WHEREAS, the parties have registered certain patents and trademarks associated with the Devices in various countries in the Territory in the names hereinafter set forth;

          WHEREAS, the parties intend hereby to clarify their respective ownership rights in and to the Devices, and the technology, patents and trademarks associated with the Devices, agreeing, among other things, that FMDC is the beneficial owner of the Devices Technology and the Patents and that FAULDING is the beneficial owner of the ONCO-TAIN Technology, the Operational Know-How and the Trademarks (as such terms are hereinafter defined);

          WHEREAS, the parties wish to formalize their business arrangement pursuant to which FAULDING has marketed certain Devices and FAULDING Manufactured Products in the Territory (as such terms are hereinafter defined);

          WHEREAS, FAULDING wishes to be granted, and FMDC is willing to grant FAULDING, the exclusive right for the term of this Agreement to market and distribute Devices in the Territory and to utilize the Devices Technology to manufacture, market and distribute FAULDING Manufactured Products in the Territory and FMDC wishes to be granted, and FAULDING is willing to grant FMDC, the nonexclusive right to use the Trademarks for the term of this Agreement in connection with the manufacture and marketing outside of the Territory of the Devices and products utilizing a Device, all subject to the terms and conditions of this Agreement;

          WHEREAS, FAULDING has requested FMDC, and FMDC, having the exclusive rights in relation to the manufacture of the Components, has agreed, subject to the terms and conditions of this Agreement, to supply FAULDING with the Components for FAULDING's use in manufacturing FAULDING Manufactured Products (as such terms are hereinafter defined); and

          WHEREAS, if FMDC, or an Affiliate of FMDC (other than FAULDING), during the term of this Agreement, shall decide to manufacture any products that utilize any of the Devices, FAULDING agrees to grant FMDC or such Affiliate of FMDC a nonexclusive license during the term of this Agreement to use the Operational Know-How for the sole purpose of replicating and scaling-up on the SGV Equipment the process for the manufacture of products utilizing the Devices.

          NOW THEREFORE, in consideration of the mutual covenants as hereinafter contained, the parties agree as follows:


     1.   DEFINITIONS

          For the purposes of this Agreement, the following terms shall have the following meanings:

          1.1  "Affiliates" shall mean (a) an entity
controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

          1.2 "Components" shall mean any item listed on Schedule A hereto (as such Schedule may be amended from time to time by mutual agreement between the parties), which is manufactured by or on behalf of FMDC either as a completed Device or as a part of a Device and which will be supplied to FAULDING by FMDC as set forth in Section 9 hereof.

          1.3 "Devices" shall mean any of the Devices set forth on Schedule A hereto (as that Schedule may be amended from time to time by mutual agreement between the parties), which may either be a stand-alone Device or may be incorporated into a FAULDING-Manufactured-Product.

          1.4 "Devices Technology" shall mean that technology (including technical, scientific, industrial information or knowledge, confidential information and expertise) in relation to the formulation and composition of the Devices, other than the ONCO-TAIN Technology, and the processes and the means and procedures for the manufacture and production of the Devices and, with the exception of the Operational Know-How, for the manufacture and production of products utilizing any of the Devices.

          1.5 "FAULDING Manufactured Product(s)" shall mean a product manufactured by FAULDING that incorporates a Device.

          1.6 "Gross Profit" shall mean with respect to any Device or FAULDING Manufactured Product the Net Sales less the
Total Manufacturing Costs of such Device or FAULDING
Manufactured Product.

          1.7 "Net Sales" shall mean, with respect to any Device or FAULDING Manufactured Product, the gross sales of FAULDING and its Affiliates during any particular calendar quarter from sales in the Territory of such Device or FAULDING Manufactured Product, as the case may be, to unaffiliated third parties (not including amounts received as reimbursement of freight, insurance and other costs or taxes) invoiced by FAULDING or its Affiliates during such quarter, less price discounts, trade returns, trade allowances, chargebacks or rebates relating to such sales, as calculated using FAULDING's standard accounting procedures, in accordance with the applicable generally accepted accounting principles, consistently applied. It is understood and agreed that where the amount of any deduction can not be fairly determined during the quarter immediately following the quarter in question, such deduction may be claimed by FAULDING with respect to the Net Sales during a subsequent quarter.

          1.8  "ONCO-TAIN Technology" shall mean the
technology associated with the vial safety sheathing system known as ONCO-TAIN, including, without limitation, the ONCO-TAIN know-how.

          1.9  "Operational Know-How" shall mean the
processes, methods and procedures associated with the operation of the SGV Equipment.

          1.10 "Patents" shall mean the patents and patent applications listed on Schedule A hereto as and to the extent that they relate to the Devices, as such Schedule may be amended from time to time by mutual agreement of the parties, together with, as applicable, all continuations, continuations-in-part, reissues and extensions thereof, including all patents issuing upon such applications, in each case as and to the extent that they relate to the making, use or sale of the Devices.

          1.11

          (a) "Pre-existing Negotiations of FAULDING" shall mean the negotiations that FAULDING commenced with the companies set forth on Schedule B hereto, with respect to the granting of certain rights to such third parties to distribute certain Devices and FAULDING Manufactured Products within the United States.

          (b) "Pre-existing Negotiations of FMDC" shall mean the negotiations that FMDC commenced with the companies set forth on Schedule C hereto, with respect to the granting of certain rights to such third parties to distribute certain Devices within the Territory.

          1.12 "Pre-existing Obligation of FAULDING" shall mean the third-party agreement that Faulding previously entered into, which is identified on Schedule B hereof.

          1.13 "Registration" means the gaining of all permissions from all Regulatory Authorities in a country in which the gaining of such permissions is necessary to permit the commencement of marketing of any of the Devices or FAULDING Manufactured Product in that country.

          1.14 "Regulatory Authority" in respect of a country means any and all bodies and organizations regulating the importation, and/or marketing of any of the Devices and FAULDING Manufactured Products in any part of that country.

          1.15 "SGV Equipment" shall mean the equipment used to manufacture products utilizing the Devices, including, without limitation, the FAULDING Manufactured Products.

          1.16 "Territory" shall mean all the countries of the world with the exception of the United States of America and its territories and possessions.

          1.17 "Total Cost to FMDC" shall have the meaning set forth in Section 7.2 of this Agreement.

          1.18  "Total Manufacturing Costs" with respect to:

     (a) any Component or Device shall mean the total manufacturing costs of such Component or Device calculated according to FMDC's standard costing system, subject to normal accounting procedures, and consistent with generally accepted U.S.
     accounting practices; and

     (b) any stand-alone Device or a FAULDING
     Manufactured Product shall mean, respectively,
     FAULDING's purchase price from FMDC of such Device or the cost to FAULDING of manufacturing such FAULDING Manufactured Product on a fully absorbed basis, calculated according to FAULDING's standard costing system, subject to normal accounting procedures, and consistent with generally accepted
     Australian accounting principles.

          1.19 "Trademarks" shall mean the trademarks set forth on Schedule D hereto, as such Schedule may be amended from time to time by the parties.

          1.20  "U.S." shall mean the United States of
America.


     2.   EXCLUSIVE LICENSE TO THE DEVICES TECHNOLOGY

          2.1 In consideration of the payments set forth in Sections 7 and 8 of this Agreement and the license accorded FMDC pursuant to Section 16.2 of this Agreement, FMDC hereby grants a license to FAULDING to the Devices Technology for the sole purposes of manufacturing FAULDING Manufactured Products and, subject to the conditions set forth in Section 4 of this Agreement, of marketing such Devices and FAULDING Manufactured Products within the Territory. The parties agree that, subject to the provisions of Section 4 of this Agreement, the license granted hereunder to FAULDING is sole and exclusive for the term of this Agreement for the manufacture of the FAULDING Manufactured Products and the marketing of the Devices and FAULDING Manufactured Products within the Territory. The parties further acknowledge that FAULDING has been marketing certain of the Devices and FAULDING Manufactured Products in the Territory prior to July 1995 and that all pertinent terms of this Agreement, including without limitation, the payment terms set forth in Sections 7 and 8 hereof, shall only apply to the sales of such Devices and FAULDING Manufactured Products that have occurred from July 1995 up to the date hereof as if such sales had occurred during the term hereof.

          2.2 FAULDING agrees that, subject to the provisions of Section 4 of this Agreement, it will not use or exploit the Devices Technology for any purpose other than the manufacture of the FAULDING Manufactured Products and the marketing of the Devices and the FAULDING Manufactured Products in the Territory and that, subject to the provisions of Section 4 hereof, it will not:

     (a) manufacture, nor permit an Affiliate, agent or sublicensee to manufacture, any FAULDING
     Manufactured Product; and

     (b) will not sell, attempt to sell or permit any Affiliate, agent or sublicensee to sell or attempt to sell any FAULDING Manufactured Product or Device,

outside the Territory either on its own account or through any third party nor will it sell, nor permit any of its Affiliates, agents or sublicensees to sell, any Device or FAULDING Manufactured Product to any person or corporation within the Territory where FAULDING or its Affiliate, agent or sublicensee has reasonable grounds to believe that such other person or corporation intends to sell such Device or FAULDING Manufactured Product outside the Territory.


     3.  SUB-DISTRIBUTORS

          3.1  Subject to the limitations set forth in Section
3.2 of this Agreement, FAULDING shall have the right to appoint any Affiliate, agent or sub-licensee to market, distribute, promote and/or sell any Devices or FAULDING
Manufactured Products within the Territory.

          3.2 The appointment of any such Affiliate, agent or sub-licensee under Section 3.1 shall be on such terms and conditions as FAULDING may reasonably require in writing, provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement. FAULDING agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any Affiliate, agent or sub-licensee appointed pursuant to Section 3.1 and hereby indemnifies FMDC against any and all loss, liability, damage, claims, cost and expense arising from or in connection with such Affiliate's, agent's or sub-licensee's acts, deeds or omissions.


     4.  COMPETING PRODUCTS; EXCEPTIONS TO EXCLUSIVITY

          4.1 FAULDING shall neither directly nor indirectly market a drug delivery device either within or outside the Territory that is the same as, or substantially similar to, any of the Devices, without the prior written consent of FMDC.


          4.2 FAULDING acknowledges and agrees that notwithstanding the exclusive license set forth in Section 2 hereof, FAULDING hereby consents to the continuation by FMDC of the Pre-existing Negotiations of FMDC and further agrees that notwithstanding any provisions of Section 2 to the contrary, FMDC is not restricted hereunder from investigating any opportunity to market any Device, or any product utilizing a Device (collectively, the "FMDC Generated Product") in any country in the Territory (a "Device Marketing Opportunity"), provided, however, that FMDC shall provide FAULDING with a right of first refusal to market, or manufacture and market such FMDC Generated Product in such country as follows:

          (a)  At any time during the term of this
          Agreement, FMDC  may notify FAULDING in
          writing of a Device Marketing Opportunity (the
          "Notice of Opportunity").  Such Notice of
          Opportunity  will identify the targeted
          market, will contain as full a description of the FMDC Generated Product as reasonably possible, and will summarize the proposed material terms, including the estimated selling price and, as applicable, the estimated timetable for development and submission of registration materials with respect to such FMDC Generated Product to the relevant Regulatory Authorities.

          (b) FAULDING shall have twenty (20) days from its receipt of the FMDC Notice of Opportunity to inform FMDC in writing whether or not it wishes to negotiate the terms on which it would, as the case may be, market or manufacture and market such FMDC Generated
          Product under the terms of this Agreement (the
          "Response Notice").  If (i) FAULDING informs
          FMDC through such Response Notice, that it does not have an interest in negotiating with FMDC, (ii) FAULDING fails to deliver a Response Notice to FMDC, within twenty (20) days of its receipt of the FMDC Notice of Opportunity or (iii) the parties, after negotiating in good faith for a period of an additional thirty (30) days from the date of receipt by FMDC of the Response Notice, are unable to come to an agreement on the terms that would permit FAULDING, as the case may be, to market or manufacture and market such FMDC Generated Product hereunder, FMDC shall have the right to market such FMDC Generated
          Product in the country or countries identified in the Notice of Opportunity independent of this Agreement and to enter into an agreement with a third party for (as may be applicable) the development, manufacturing and/ or marketing by, or the purchase from such third party, of such FMDC Generated Product;
          provided, however, that the material terms offered to such third party must be essentially the same as, and, in any event no more favorable than, the material terms of the FMDC Notice of Opportunity delivered to FAULDING. Notwithstanding the provisions of
          Section 4.2(a) hereof to the contrary, once
          FMDC has delivered a Notice of Opportunity to FAULDING hereunder, it may not market, nor negotiate with any third party to develop, manufacture or market the FMDC Generated
          Product which is the subject of the Notice of Opportunity until one of the conditions set forth in Subsection (i), (ii) or (iii) of this
          Section 4.2(b) has been satisfied.

          4.3 FMDC acknowledges and agrees that FAULDING is committed with respect to supplying certain Faulding Manufactured Products to a third party under the Pre-existing Obligation and hereby consents to FAULDING's commitment to such third party with respect to such Products under the terms of the Pre-existing Obligation. Moreover, FMDC hereby consents to the continuation by FAULDING of the Pre-existing Negotiations of FAULDING and, agrees, upon a successful culmination of any such Negotiations, to negotiate in good faith with FAULDING to determine on what terms, if any, that FMDC would consent to FAULDING's entering into a third party
agreement arising from such Negotiations.   For purposes of
this Section 4.3, FMDC shall use the same standards of good faith negotiations as are set forth in Section 4.4 immediately hereafter.

          4.4  The parties acknowledge and agree that
opportunities may arise for (a) FAULDING to supply certain Devices and FAULDING Manufactured Products to FMDC or an Affiliate of FMDC for marketing outside of the Territory; (b) for FAULDING to supply Devices and\or FAULDING Manufactured Products to a third party distributor on a world-wide basis, including the United States of America as well as countries within the Territory; and (c) for FMDC, or an Affiliate of FMDC, to market a Device or a product utilizing a Device within, as well as outside of, the Territory. The parties agree that in each such instance, the party having such an opportunity (the "Marketing Party") may not, under the terms of this Agreement, be permitted to enter into any such arrangement without the prior consent of the other party (the "Consenting Party") to this Agreement. The parties further agree that it is in their mutual best interest to negotiate in good faith, on a country-by-country and product-by-product basis to determine whether the Consenting Party can reach an accommodation with the Marketing Party that would be commercially acceptable to both of them, basing its decision in each instance, on the competitive impact, which the Consenting Party reasonably believes, the implementation of the Marketing Party's opportunity may have on the Consenting Party's business or prospects.


     5.   INTELLECTUAL PROPERTY RIGHTS OF FMDC

          5.1 FAULDING acknowledges and agrees that FMDC is the beneficial owner of the Devices Technology and, except as set forth in Section 14 of this Agreement, of all industrial and intellectual property rights in relation to the Devices Technology, including the right to the Patents, registered or other designs, copyright, and any other confidential information. Nothing contained in this Agreement shall be effective to give FAULDING any rights of ownership in and to the Devices Technology, including, without limitation, any improvements to such Technology, described in Section 6 hereof, and to the intellectual property owned by FMDC. The licensing of the Devices Technology hereunder is for the sole purposes of manufacturing FAULDING Manufacturing Products and marketing Devices and FAULDING Manufactured Products in the Territory.

          5.2 FAULDING acknowledges and agrees that FMDC is the beneficial owner of each of the Patents. With respect to any Patents that have heretofore been issued in FAULDING's name, FMDC, at its sole discretion, may direct FAULDING in writing, at any time and from time to time, to assign any or all of such Patents, at FAULDING's cost, to FMDC or its designee. Upon receipt of FMDC's directive, FAULDING shall promptly deliver to FMDC, or to FMDC's nominee, any documents in its possession relating to such Patent(s) and shall execute all such documents as may be required, or as FMDC may deem appropriate, to ensure that any such assignment is effected.


     6.  IMPROVEMENTS TO THE DEVICES TECHNOLOGY

          6.1 Any improvement to the Devices Technology as it applies to any Component or Device or FAULDING Manufactured Product made or discovered by FMDC during the term of this Agreement shall be made known to FAULDING and FAULDING shall be entitled to use and commercially exploit any such improvements without any additional payment hereunder.

          6.2 FAULDING acknowledges and agrees that FMDC is the beneficial owner of any improvements to the Devices Technology as it applies to any Device or any Device utilized in a Product made or discovered by FAULDING during the term of this Agreement. FAULDING shall promptly make any such improvement known to FMDC and, each of FMDC and FAULDING shall be entitled, consistent with the terms of this Agreement, to use and commercially exploit any such improvement without payment to the other party of any fee or royalty.


     7.  PURCHASE PRICE OF THE COMPONENTS

          7.1 FAULDING shall purchase all of its requirements of each of the Components from FMDC. It is FMDC's current intention to have the Components manufactured for FMDC by a third party contract manufacturer (the "Contract Manufacturer"), but it is understood and agreed by both of the parties that at any time during the term of this Agreement, by ninety (90) days' notice to FAULDING, FMDC has the option of manufacturing any or all of such Components in-house provided, however, that FMDC (a) shall supply such Components to FAULDING on comparable terms as the terms then in effect through the FMDC's Contract Manufacturer; (b) shall receive prior authorization from the applicable Regulatory Authorities for its new manufacturing site and (c) shall ensure that the Contract Manufacturer continues to manufacture and supply the Component to FAULDING until such time as the alternate site is approved.

          7.2 Subject to the provisions of Section 8 hereof, the purchase price for the Components shall be an amount equal to one hundred seventeen and one half (117-1/2%) percent of the "Total Cost to FMDC" of such Components. For purposes of this Agreement, the "Total Cost to FMDC" of any Components:

          (i) manufactured by the Contract Manufacturer shall be the Contract Manufacturer's invoice price to FMDC for such Components; and

          (ii) manufactured in-house shall be FMDC's
          Total Manufacturing Costs with respect to such Components, as defined in Section 1.18 of this Agreement.

The parties agree that the "Total Cost to FMDC" will include, without limitation, any costs for laboratory testing, sterilization and transportation between processing sites.

          7.3 FMDC shall keep at its principal office true and particular accounts and records of all Costs to FMDC in relation to the manufacturing of such Components for a period of five years after the date of the shipment of such Component to FAULDING. FAULDING shall have the right to audit such records as set forth under Section 13 of this Agreement.


     8.  REDUCTION OF PURCHASE PRICE

          8.1  If during any calendar quarter, FAULDING's
Gross Profit with respect to the sales of any Device or FAULDING Manufactured Product, which are sold in any country within the Territory by or on behalf of FAULDING under the terms of this Agreement, is less than twenty five (25%) percent of the Total Net Sales of such Device or Product in such country, FAULDING shall be entitled, with respect to such sales in such country, to a rebate of its purchase price of the Component(s)comprising such Device or incorporated into the FAULDING Manufactured Product to the extent that the purchase price of such Component(s) for such calendar quarter shall reduced from one hundred seventeen and one half (117-1/2%) percent to one hundred ten (110%) of the Total Cost to FMDC of such Components (the "Rebate").

          8.2 If FAULDING determines that it is entitled, with respect to the sales in any country in the Territory, to a Rebate with respect to its purchase of any Components comprising a Device or incorporated into a FAULDING Manufactured Product in such country, as set forth in Section
8.1 hereof, it shall, within thirty (30) days of such calendar quarter, calculate and send to FMDC, a detailed statement (the "Rebate Statement") reflecting the information for each of the Devices or FAULDING Manufactured Products for such calendar quarter for which a Rebate is claimed, including: (a) the product description, (b) the list of markets in which such Device or Product was sold and a Rebate is being claimed (c) the aggregate number of such units sold;(d) Net Sales made by or on behalf of FAULDING with respect to such units; (d)the Total Manufacturing Costs for such FAULDING Manufactured Products;(e) the Gross Profit, stated as a dollar amount and a percentage of Net Sales of such units (f) the purchase price of each of the Components comprising the Device or incorporated into a FAULDING Manufactured Product for which a Rebate is being claimed and (g) the amount of the claimed adjustment in purchase price to be payable to FAULDING. FAULDING shall state the amounts due and payable in U.S.
dollars.   The exchange rate shall be the T/T mid rate of the
Australia and New Zealand Banking Group Limited in Adelaide, Australia on the last business day of the calendar quarter in question.

          8.3 The calculations of FAULDING set forth in the Rebate Statement shall be final, unless within twenty (20) days after receipt of such Statement, FMDC notifies FAULDING in writing of any objection to such calculations, specifying such objections in reasonable detail. Upon receipt of any such objection, the matter shall be resolved as set forth in
Section 8.4 of this Agreement.

          8.4 If FMDC objects to any calculations in the Rebate Statement (the "Disputed Amount"), then FAULDING and FMDC shall endeavor to agree promptly upon such Disputed Amount. In the event that a Disputed Amount has not been resolved in writing within twenty (20) business days after the date of receipt by FAULDING of FMDC's written objection, then the Disputed Amount shall be submitted to a nationally recognized accounting firm mutually acceptable to FAULDING and FMDC (the "Arbitrator"). Nothing herein shall be construed to authorize or permit the Arbitrator to determine any question or matter whatever under or in connection with this Agreement, except the determination of what adjustments, if any, must be made in FAULDING's calculations to comply with the provisions of Section 8.2 hereof. Within thirty (30) days after the submission of any dispute to the Arbitrator pursuant to this
Section 8.4, the Arbitrator shall render a decision along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon each party hereto. The fees and expenses of the Arbitrator for any determination under this Section 8.4 shall be paid by FMDC, except if the Arbitrator determines that an adjustment in FAULDING's calculations, which is greater than fifteen (15%) percent of the total amount claimed, should be made in FMDC's favor, then such fees and expenses shall be paid by FAULDING.

          8.5 FMDC shall pay FAULDING within thirty (30) days after the date of its receipt of the Rebate Statement, or with respect to any Disputed Amount, within twenty (20)days after the decision of the Arbitrator, as set forth in Section 8.4 hereof, any Rebate due to FAULDING. FMDC shall make all such payments in U.S. dollars via wire transfer to the bank or banks designated by FAULDING.

          8.6  With respect to each Device or FAULDING
Manufactured Product for which a Rebate is claimed by FAULDING under this Section 8, FAULDING shall keep at its offices true and particular accounts and records of all sales, the invoiced amount of such sales and the amount of any other payments received or paid in relation to sales of such Device or Product for a period of five years after the date of the Rebate Statement. FMDC shall have the right to audit such records as set forth under Section 13 of this Agreement.


     9.  COMPONENTS: FORECASTS, ORDERS AND PAYMENT

          9.1 At least ninety (90) days prior to the start of each calendar quarter, FAULDING shall provide FMDC with a forecast of its requirements of Components as required for manufacturing FAULDING Manufactured Devices or for sale of Devices or FAULDING Manufactured Products in the Territory for the next four calendar quarters in batch sizes specified by FMDC. The forecast for the most current three-month period shall constitute a firm order ("Firm Order "). The Firm Order shall be in the form of purchase order reasonably agreed to by the parties and shall state in detail the quantities of all Components ordered and dates for delivery and shall be binding on both parties regarding the Components to be supplied and purchased. The forecast for the remaining nine-month period is for planning purposes only and does not constitute a commitment to purchase or supply. However, FAULDING shall use all reasonable efforts to make each forecast as accurate as possible.
          9.2 FMDC shall not be required pursuant to any Firm Order to supply during any particular quarter an amount of any Component that is more than one hundred ten percent (110%) of the amount of such Component that was forecasted for such quarter in FAULDING's most recent non-binding forecast, but will use all reasonable efforts to supply the full amount ordered.

          9.3 After receipt of a Firm Order, FMDC shall promptly ship, or shall cause its Contract Manufacturer to ship, any Components ordered by FAULDING to arrive at the port of entry designated by FAULDING, as set forth in Section 9.5 hereof, within 15 business days of the requested delivery date.

          9.4 FMDC shall invoice FAULDING for the Components at the time of shipment of the Components as set forth in
Section 9.3 of this Agreement. FMDC has provided FAULDING in writing with the current purchase price of each Component and, upon sixty (60) days prior written notice, will provide FAULDING with any change to the purchase price of any such Component. As set forth in Section 13 of this Agreement, FAULDING shall have the right, pursuant to the provisions of
Section 13 of this Agreement, to audit all records with respect to the calculation of the purchase price of any Component, as determined according to the provisions of Sections 7.2 and 8.1 hereof. Payment shall be made by FAULDING within sixty (60) days of FAULDING's receipt of the invoice or of the Components, whichever is later. All payments for Components by FAULDING shall be paid in U.S. Dollars by wire transfer to the account specified by FMDC from time to time.

          9.5 FMDC shall ship the Components to FAULDING to the port of entry in Australia, as designated by FAULDING. FAULDING may choose the means of shipment by notifying FMDC of its choice in its Firm Order. FAULDING shall pay for all freight and insurance costs. Risk of loss of the goods shall pass to FAULDING upon delivery of the Components to the carrier. In the event FAULDING has not furnished FMDC with shipping and insurance instructions in its Firm Order, FMDC shall deliver the Components to FAULDING F.O.B. the manufacturing plant of FMDC or its Contract Manufacturer by delivery to a carrier selected by FMDC and FMDC shall, in its sole discretion, obtain insurance coverage thereon, the cost of which shall be borne by FAULDING and added to the purchase price.

          9.6  FAULDING shall be responsible for all
procedures required to clear customs for the Components and for the payment of any import, customs or similar duties imposed by governmental authorities and of any federal, state, county or municipal sales or use tax, excise or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the use or transportation of the Components and Devices sold and delivered to FAULDING pursuant to this Agreement and shall obtain any licenses, authoriza-tions or other documents required by any governmental authori-ties in order to permit the importation and exportation after manufacture of the Components sold and delivered to FAULDING pursuant to this Agreement.

          9.7 If FAULDING claims that there is a shortage of any of the Components delivered by FMDC pursuant to a Firm Order, it shall submit written notice to FMDC within thirty
(30) days of the date of the delivery of such order.   In case
of alleged non-delivery, a written claim must be submitted to FMDC within thirty (30) days of receipt of FMDC's Invoice or expected date of delivery, whichever is earlier. In the absence of such a written claim, in the case of either an alleged shortage or non-delivery, the Components shall be deemed to have been delivered in accordance with this Agreement. In any event, FAULDING shall not be entitled to refuse to accept delivery by reason only of an alleged or actual shortage.


     10. REGISTRATION; REGULATORY APPROVALS

          10.1 FAULDING shall seek, or cause an Affiliate or sub-licensee to seek, all necessary approvals and/or registrations from the appropriate Regulatory Authorities in each country in the Territory in which FAULDING chooses to market any Device or FAULDING Manufactured Product to enable the marketing of such Device or FAULDING Manufactured Product in such country. Nothing provided herein, however, shall require FAULDING to seek registration of any Device or FAULDING Manufactured Product in any country in the Territory.


          10.2 FAULDING, or an Affiliate or sub-licensee of FAULDING, will carry out all activities required to maintain or obtain approval of the Devices and FAULDING Manufactured Products described in Section 10.1 of this Agreement. Upon written request of FAULDING and at the cost of FAULDING, FMDC shall provide FAULDING with reasonable assistance in obtaining and maintaining such approvals.

          10.3 To the extent permissible under applicable laws or regulations, each application for Registration in relation to a (a)Device shall state that the Device is supplied by FMDC under license and (b) in relation to a FAULDING Manufactured Product shall name FAULDING as the manufacturer of the Product and shall state that the Device is supplied by FMDC under license . Upon termination of the License Agreement, the provisions of Section 25.3 of this Agreement shall apply.

          10.4 FAULDING shall notify FMDC of any and all registrations of each Device and FAULDING Manufactured Product in the Territory, and upon such registration in any country in the Territory, FAULDING shall use reasonable efforts, at its expense, to market, or cause the marketing of, such Device or FAULDING Manufactured Product in and throughout such country in order to obtain the optimum market potential for such Device or FAULDING Manufactured Product within and throughout such country.


     11.  ADVERSE EVENTS; RECALLS

          11.1 FAULDING agrees that it will, in accordance with all applicable laws and regulations of the Territory, as such laws and regulations, may from time to time be amended, notify FMDC promptly (a)of any adverse reactions reported to it or to any Affiliate or sub-licensee of FAULDING resulting from the use of the Devices Technology (and provide to FMDC copies of all such adverse action reports received by it or any Affiliate or sub-licensee of FAULDING), (b) of any complaints from third parties involving the Devices Technology and (c) of any recall, or proposed recall, of any Devices or FAULDING Manufactured Products resulting from the use of the Devices Technology.

          11.2 In the event that FMDC uses the Devices Technology, either outside of the Territory or, subject to the provisions of Section 4 hereof, within the Territory, in the manufacture of any other product, FMDC agrees that it will, in accordance with all applicable laws and regulations, as such laws and regulations, may from time to time be amended, notify FAULDING promptly (a) of any serious and unexpected adverse reactions reported to it or to any of its Affiliates or sub-licensees resulting from such use of the Devices Technology (and provide to FAULDING copies of all other adverse action reports received by it or any sublicensee of FMDC), (b) of any complaints from third parties involving the Devices Technology and (c) of any recall of Device or any product utilizing Devices Technology.


     12.  QUALITY CONTROL

          12.1 Whether FMDC supplies FAULDING with Components either through its Contract Manufacturer or in-house, FMDC will ensure that:

          (a) the Components are manufactured in conformance with all applicable regulations, including without limitation, Good Manufacturing Practices, and in accordance with the specifications for the Components agreed to by the parties and FAULDING's Firm Orders described in Section 9 hereof;

          (b) adequate quality control is maintained in respect of the manufacture, packaging, labeling and storage of the Components; that any quality control testing of the Components is conducted in accordance with all relevant scientific and legal standards and with all reasonable diligence and expedition and that all packaging and labeling used for the Components meets all the requirements under the applicable laws, rules and regulations of Australia and the United States of America;

          (c) complete and accurate records with respect to the manufacture, packaging, labeling and storage of the Components are maintained for such period of time as is required by applicable law;

          (d) all Components will be transferred under appropriate storage conditions and packaged for shipment according to all laws and regulations of the United States of America and Australia, as applicable, and with all necessary export clearances obtained; and

          (e) FAULDING shall have the right, at its own cost, (i) twice annually or (ii) upon a (A) report to FAULDING or any sub-licensee of FAULDING of any serious and unexpected adverse reactions resulting from the use of the Device of which the Component is a part (the "Component's Device"), (B) any complaints from third parties involving the Component's Device or the Device Technology, (C) any recall of the Component's Device or the FAULDING Manufactured Product of which the Component's Device is a part;

to visit the manufacturing plant for the Components during regular business hours, provided reasonable prior written notice is provided to the Contract Manufacturer and/or FMDC.

          12.2 All Components received by FAULDING from FMDC shall be deemed to comply with the provisions of Section 12.1 hereof unless FAULDING gives FMDC written notice (the "Objection Notice") within thirty (30) days of such receipt specifying the manner in which the Components do not conform to specifications. The Objection Notice shall be accompanied by written reports of any testing performed by or for FAULDING on the Components. Upon receipt of the Objection Notice, FMDC may request FAULDING to return the rejected Components or samples thereof for further testing. The test results, if any, submitted to FMDC by FAULDING shall be deemed conclusive unless FMDC notifies FAULDING within thirty (30) days of its receipt of the Objection Notice or the samples, whichever is later, that it disagrees with such test results. In the event of such notice by FMDC, the rejected Components or samples thereof shall be submitted to a mutually acceptable independent laboratory (the "Independent Laboratory") for analysis in the form of a written report (the "Report"), the costs of which shall be paid by the party against whom the discrepancy is resolved. In the event that the results of the Report determine that any of the Components rejected by FAULDING do not meet specifications, FMDC will ensure that such Components are replaced with conforming goods within ninety (90) days from the date of the Report, provided that the departure from specifications is not due to any fault or act of FAULDING. All transportation, shipping and insurance costs and other fees incident to the shipping back to FMDC of the Components determined by the Report to be defective and the shipping to FAULDING of the replacement Components will be paid for by FMDC if the Components have been determined by the Report to be defective.


     13.  AUDITS

          13.1 During any visit contemplated by Section 12.1(e) of this Agreement, FAULDING shall have the right (a) to inspect the manufacturing facilities, (b) to inspect quality control procedures and (c) to review any records maintained pursuant to Section 12.1(c) to ensure that the manufacturer of the Components complies with all applicable regulations.

          13.2 After giving reasonable written notice to FAULDING, FMDC shall have the right during ordinary business hours, twice annually, and at its own cost, to have independent auditors inspect and audit the accounts and records referred to in Section 8.6 of this Agreement.

          13.3 After giving reasonable written notice to FMDC, FAULDING shall have the right during ordinary business hours, twice annually, and at its own cost, to have independent auditors inspect and audit the accounts and records referred to in Section 7.3 hereof.

          13.4 The party conducting the audit shall assume all risk of loss and indemnify and hold the other party harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys' fees arising out of or resulting from the auditing party's presence on the audited party's premises.


     14.  ONCO-TAIN TECHNOLOGY

          14.1 FMDC acknowledges and agrees that FAULDING is the owner of the ONCO-TAIN Technology and of all industrial and intellectual property rights in relation to the ONCO-TAIN Technology, including the right to patents, registered or other designs, copyright, and any other confidential information. Nothing contained in this Agreement shall be effective to give FMDC any rights of ownership in and to the ONCO-TAIN Technology including, without limitation, any improvements to such Technology, and to the intellectual property owned by FAULDING.

          14.2  In the event that FMDC shall desire to
manufacture or market any product which in any way utilizes the ONCO-TAIN Technology anywhere, within or outside the Territory, the parties agree to negotiate in good faith to determine whether they can reach an agreement that is commercially acceptable to both of them.


     15.  OPERATIONAL KNOW-HOW

          15.1 FMDC acknowledges and agrees that FAULDING is the owner of the Operational Know-How and of all industrial and intellectual property rights in relation to the Operational Know-How, including the right to patents, registered or other designs, copyright, and any other confidential information. Nothing contained in this Agreement shall be effective to give FMDC any rights of ownership in and to such Operational Know-How including, without limitation, any improvements to such Know-How, and FMDC's right to use the Operational Know-How, as set forth in Section 15.2 of this Agreement, shall be for the sole purpose of replicating and scaling-up on the SGV Equipment the process for the manufacture of products utilizing the Devices Technology.

          15.2 The parties understand and agree that FMDC, or an Affiliate of FMDC other than FAULDING(collectively or alternatively, "the "Manufacturer") may undertake to manufacture products utilizing the Devices Technology. In such event, FAULDING agrees to negotiate in good faith with the Manufacturer to reach mutually acceptable and commercially reasonable rates and terms on which to:

          (a)  provide to the Manufacturer all
          Operational Know-How in its possession as may be necessary and helpful to replicate and scale-up the process for the manufacture of products utilizing the Devices; and

          (b)  provide appropriate scientists and
          engineers to aid the Manufacturer in the commissioning of the SGV Equipment and the replicating and scaling-up of the process of manufacturing products utilizing the Devices, all at the reasonable cost of the Manufacturer.

     15.3  For the purposes of Section 15.2:

          (a) "commercially reasonable rates and terms" shall mean rates and terms that are not less favorable to the Manufacturer than those rates and terms, which in the reasonable judgement of each of FAULDING and the Manufacturer, could be obtained by the Manufacturer from a non-affiliated third-party in an arms-length negotiation in the ordinary course of its business for similar work; and

          (b)  "aid...in the commissioning of the SGV
          Equipment and the replicating and scaling-up of the process of manufacturing products utilizing the Devices" shall include, without limitation, providing to the Manufacturer on-site
          FAULDING engineers to assist in the
          scaling-up process, to the reasonable
          satisfaction of the Manufacturer, and
          permitting personnel of the Manufacturer, at the Manufacturer's reasonable expense, to visit FAULDING's premises in Australia for technical discussions relating to operations of the SGV Equipment.


     16.  OWNERSHIP AND LICENSING OF TRADEMARKS

          16.1 FMDC acknowledges and agrees that FAULDING is the beneficial owner of each of the Trademarks. With respect to any Trademarks that have heretofore been registered by FMDC (under either its current name or its prior name, DBL, Inc., FAULDING, at its sole discretion, may direct FMDC in writing, at any time and from time to time, to assign any or all of such Trademarks, at FMDC's cost, to FAULDING or its designee. Upon receipt of FAULDING's directive, FMDC shall promptly deliver to FAULDING, or to FAULDING's nominee, any documents in its possession relating to such Trademark(s) and shall execute all such documents as may be required, or as FAULDING may deem appropriate, to ensure any such assignment is effected.

          16.2 FAULDING hereby licenses to FMDC the right to use the Trademarks in connection with the manufacture, distribution and sale, outside of the Territory, of the Devices and products utilizing such Devices, subject to the terms and conditions of this Agreement. FMDC shall use the Trademarks only upon, in connection with, and under the terms of this license. Each of the Trademarks shall at all times be used in accordance with acceptable trademark practices, including use of the appropriate notice of registration, legend or symbol wherever permitted or required by applicable law. All packaging and promotional material shall so indicate the licensing of the Trademarks and FMDC, upon FAULDING's request, will provide FAULDING with samples of all uses of the Trademarks. FMDC acknowledges and agrees that all goodwill in the Trademarks shall accrue to FAULDING.


     17.  WARRANTY

          17.1  FMDC represents and warrants to FAULDING that:

          (a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

          (b) it is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;

          (c) it is the owner of the Devices Technology free and clear of any liens or encumbrances of third parties and has sufficient right, title and interest in the Devices Technology to grant the license to FAULDING granted hereunder for the purpose of manufacturing and marketing FAULDING Manufactured Products within the Territory; and

          (d) the Components delivered to FAULDING by or on behalf of FMDC pursuant to this Agreement shall (i) meet the specifications for such Components, which have been agreed to by the parties, at the time of delivery by FMDC to FAULDING; (ii) be manufactured using materials mutually approved by the parties and (iii) be manufactured and stored in compliance with all applicable laws and regulations, including, without limitation, Good Manufacturing
          Practices; provided, however, that the
          warranty provided by FMDC to FAULDING in this
          Section 17.1(e)is specifically limited to the utilization of such Component as part of a Device and FMDC hereby makes no representation or warranty whatsoever with respect to the stability, safety or efficacy of the use of any Product in a FAULDING Manufactured Product format.

          17.2  FAULDING represents and warrants to FMDC that:

          (a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

          (b) it is not aware of any legal contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder.

          (c)  it is the owner of the ONCO-TAIN
          Technology and the Operational Know-How clear of any liens or encumbrances of third parties and, upon the licensing of either the Operational Know-How, or the ONCO-TAIN
          Technology as contemplated, respectively, by
          Sections 14 and 15 hereof, it will be the owner of the ONCO-TAIN Technology or Operational Know-How, as the case may be, free and clear of any liens or encumbrances and to the best of its knowledge on the date hereof, will have sufficient right, title and interest in the ONCO-TAIN Technology or Operational
          Know-How, as the case may be, to grant a license to FMDC on the terms and conditions proposed, respectively, in Sections 14 and 15 hereof; and

          (d)   to the best of its knowledge as of the
          date hereof, none of the Trademarks infringes the rights of any third parties in the United
          States of America.


     18.  INDEMNITY

          18.1 FMDC agrees to indemnify, defend and hold harmless FAULDING, its Affiliates and subsidiaries and their respective employees against any and all claims, losses (except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities, including reasonable attorney's fees, (a) relating to the Components supplied hereunder, including liability for death or personal injury, that results from the negligence or willful misconduct of FMDC, or (b) arising out of any breach of any obligation by FMDC hereunder or any representation or warranty by FMDC hereunder; provided, however, that the indemnity provided by FMDC pursuant to this Section 18.1 is limited strictly to the use of Components and Devices and FMDC shall under no circumstances be held liable, and FAULDING shall hold FMDC harmless, as set forth in Section 18.2, for any claims or losses arising from any Product's utilization in conjunction with a Device or the stability, safety or efficacy of the use of any Product in a FAULDING Manufactured Product.

          18.2 FAULDING agrees to indemnify, defend and hold harmless FMDC, its Affiliates and subsidiaries and their employees against any and all claims, losses(except consequential losses, such as, for example, the loss of business or of profits), damages and liabilities, including reasonable attorney's fees, incurred by any of them (a) relating to any Product's utilization in conjunction with a Device or the stability, safety or efficacy of the use of any Product in a FAULDING Manufactured Product or to any other claim with respect to any FAULDING Manufactured Product distributed or sold hereunder, including liability for death or personal injury that results from the negligence or willful misconduct of FAULDING, or (b) arising out of any breach of any obligation by FAULDING hereunder, any representation or warranty by FAULDING hereunder, or any act or omission of FAULDING or any of its Affiliates or sub-licensees in connection with the marketing, distribution and sale of the FAULDING Manufactured Products hereunder.

          18.3

          (a)  If FAULDING or any of its Affiliates or
subsidiaries or FMDC or any of its Affiliates or subsidiaries (in each case an "Indemnified Party") receives any written claim which it believes is the subject of indemnity hereunder by FMDC or FAULDING, as the case may be, (in each case as "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party other than pursuant to this Section 18. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

          (b) The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

          (c) No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.

          18.4

          (a) FMDC shall have no liability hereunder for any claim (hereinafter a "Manufacture Infringement Claim") which, if true, would constitute a breach of the warranties contained in Section 17.1(c)hereof based on FAULDING's manufacture or distribution of any FAULDING Manufactured Product, as the case may be, after FAULDING receives a notice from FMDC that FAULDING should cease such manufacture or distribution due to a Manufacture Infringement Claim.

          (b) FAULDING shall have no liability hereunder for any claim (hereinafter a "Trademark Infringement Claim") which, if true, would constitute a breach of the warranties contained in Section 17.2(d)hereof based on FMDC's use of any of the Trademarks after FMDC receives a notice from FAULDING that FMDC should cease using any such Trademark due to a Trademark Infringement Claim.


     19. PATENT  PROSECUTION AND MAINTENANCE

          19.1 FAULDING agrees, on FMDC's behalf and at FMDC's cost, to apply for, obtain and maintain the Patents. All expenses for the prosecution and maintenance of each of the Patents shall be paid by FMDC to FAULDING within sixty
(60) days after FMDC's receipt of an invoice from FAULDING for such expenses; provided, however, that FAULDING shall seek instruction from FMDC before each significant action is taken during the prosecution and maintenance of the Patents and provided further, however, that FAULDING shall not incur any cost not usually incurred in the ordinary course of prosecuting or maintaining such Patents, and which is more than $1000, without receiving prior approval in writing from FMDC. FMDC agrees, at its own cost, to co-operate fully with FAULDING in the prosecution and maintenance of the patents as reasonably requested by FAULDING in writing.

          19.2 FAULDING shall promptly furnish FMDC with true copies of the Patent(s) concerned.


     20.  PATENT AND TRADEMARK INFRINGEMENT

          20.1 Each party will promptly notify the other party of any infringement or possible infringement by a third party of any of the Patents or Trademarks and any claim of litigation by a third party alleging invalidity of any of the Patents or Trademarks. Moreover, in the event of any claim or threat of litigation by a third party alleging infringement by any of the Patents or Trademarks or if either party discovers that any of the Patents or Trademarks infringe, or may possibly infringe, a third party's intellectual property rights, each Party shall promptly give notice of such claim or litigation to the other Party.

          20.2  The "Litigating Party", which shall be:

     (a) FMDC with respect to any actions associated with alleged infringement of or by the Patents; and

     (b) FAULDING with respect to any actions associated with alleged infringement of or by the Trademarks,

shall have the right but not the obligation to defend or prosecute any right with respect to such Patent or Trademark, as the case may be. In such event, the other party shall cooperate with the Litigating Party.

          20.3 If the Litigating Party fails to prosecute or defend any such action (a) within ninety (90) days after its giving or receiving notice thereof or, (b) if applicable, within the earlier of (i) ninety (90) days after the Litigating Party receives notice of any such action or (ii) fifteen (15) days prior to the last day permitted by the court in which the action has been filed to file responsive pleadings, then the other party shall have the right, but not the obligation, to prosecute or defend any such action on its own behalf and, if necessary to sustain standing, the right to name the Litigating Party, or, if applicable, its successor or assignee, as a party plaintiff. In such event, the Litigating Party shall reasonably cooperate with the other party.

          20.4 The party prosecuting or defending the action shall control all aspects of such action and bear all costs of such action and the proceeds of such action, of which there is no indemnification or for which indemnification is not sought, shall belong to the prosecuting or defending party.


     21.  CONFIDENTIALITY

          21.1 FAULDING agrees with FMDC that it will not disclose to any person or corporation any confidential information of FMDC that it may acquire at any time during the term of this License Agreement, including, without limitation the Devices Technology and any improvements to the Devices Technology, without the prior written consent of FMDC and that FAULDING will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Technology, including, without limitation, requiring its employees, consultants, Affiliates, sub-licensees and agents to enter into similar confidentiality agreements in relation to the Technology and such other confidential information.

          21.2 FMDC agrees with FAULDING that it will not disclose to any person or corporation any confidential information of FAULDING that it may acquire at any time during the term of this License Agreement, including, without limitation, the Operational Know-How and the ONCO-TAIN Technology without the prior written consent of FAULDING and that FMDC will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information, including requiring its employees, consultants, Affiliates and agents to enter into similar confidentiality agreements in relation to such confidential information.

          21.3 The obligations undertaken by each party under this Section 21 shall continue in force for a period of five
(5) years following the termination or expiration of this Agreement.

          21.4 The obligations contained in this Section 21 do not apply to any information:

     (a) which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party's duty of confidentiality;

     (b) which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

     (c) acquired by a party from a third party otherwise than in breach of an obligation of confidence to the other party;

     (d) required by law to be provided to governmental agencies but only for the purpose of providing it to such governmental agencies;

     (e) provided to any Regulatory Authority in the Territory in connection with the registration of a Device or FAULDING
Manufactured Product; or

     (f) disclosed to an Affiliate of either party for purposes consistent with this Agreement.


     22.  TAXATION ISSUES

          22.1  Each of the parties is aware that the
commercial arrangements of this Agreement may be subject to transfer pricing reviews by the relevant taxation authorities in the Territory and the United States. As a result, this Agreement may be subject to internal reviews by either or both parties and to audits by the relevant taxation authorities.
If as a result of such reviews or audits, it becomes necessary or advisable for either party (the "Affected Party")to change any commercial arrangements of this Agreement, including, without limitation, making retroactive adjustments, the other party, within thirty (30) days after written notification by the Affected Party, which notification shall explain in reasonable detail the reason for the proposed change, shall meet with the Affected Party and each of the parties agrees to negotiate in good faith, and to use its best efforts to reach agreement with respect to, any modifications to the commercial
terms of this Agreement.   In the event that the parties,
despite their best efforts, cannot reach agreement with respect to any material change, which in the opinion of either party is necessary or advisable for the reasons set forth in this Section 22.1, either party, upon written notice to the other party, may terminate this Agreement. The provisions of
Section 25.3 of this Agreement shall apply upon any termination of the Agreement pursuant to this Section 22.1.

          22.2  Each of the parties agrees to provide
reasonable assistance, at the Affected Party's reasonable cost, if the Affected Party is subject to a taxation audit that reviews any commercial arrangement of this Agreement.


     23.  NOTICES

     Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served on the dates transmitted by facsimile or a date ten (10) days after the date of airmail by post or express mail:


          To: FAULDING

               The Company Secretary
               F.H. FAULDING & CO. LIMITED
               160 Greenhill Road
               PARKSIDE South Australia 5063
               Facsimile +618 373 3120

          To:  FMDC

               President
               FAULDING MEDICAL DEVICE CO.
               8777 East Via De Ventura
               Suite 315
               Scottsdale, Arizona  85258
               United States of America
               Facsimile +1 602 951 9540

          with a copy to:

               Chief Financial Officer
               FAULDING MEDICAL DEVICE CO.
               200 Elmora Avenue
               Elizabeth, New Jersey 07207
               United States of America
               Facsimile +1 908 355 7048


     24.  ASSIGNMENT

          Neither party to this Agreement shall assign any rights hereunder to third parties other than the right of payment of monies accrued without the prior written consent of the other party; provided, however, that the restriction contained herein shall in no way limit the rights to sublicense granted to FAULDING under Section 3 of this Agreement or the rights of either party to make assignments to Affiliates. This Agreement shall be binding upon any permitted assignee or successor of either party.


     25.  TERM AND TERMINATION

          25.1  This Agreement shall be for a term of twenty
(20) years commencing as of the date of this Agreement and shall automatically be renewed thereafter for up to four successive five-year terms unless written notice is given by either party at least six months prior to the date of any such renewal of such party's desire not to renew such term.

          25.2 This Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than ninety (90) days after written notice specifying such default shall have been given; by either party if the other party makes an arrangement with its creditors or goes into receivership or liquidation (other than voluntary liquidation for the purpose of internal reorganization), or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default or by either party if a major part of the assets or all of the assets of the other party are disposed of to or compulsorily acquired by any other person.

          25.3 Upon the expiration of, or the termination of this Agreement by either party, FAULDING shall have the right in each country in the Territory in which, prior to such termination, it has commenced marketing a Device or a FAULDING Manufactured Product, to Market such Device or FAULDING Manufactured Product under the terms of this Agreement until the earlier of:

     (a) three years after the date of expiration or date of termination; or

     (b) the date upon which the applicable Regulatory
     Authority has approved for marketing an alternative drug device for utilization with such Product (the
     "Extension Period").

          25.4  Upon the latter of:

     (a) the termination or expiration of this Agreement,

     (b) the termination or expiration of the Extension Period set forth in Section 25.3 hereof, or

     (c) with respect to any records or other data that must be retained for a period of time in accordance with, and as set forth in, the regulations of the Regulatory Authorities in the Territory (the "Retention Period"), the expiration of the Retention Period,

FAULDING shall promptly deliver to FMDC all information with respect to the Devices Technology in FAULDING's possession and FMDC shall promptly deliver to FAULDING all information with respect to the ONCO-TAIN Technology and Operational Know-How, if any, in FMDC's possession and the parties shall as soon as conveniently possible reconcile all accounts.


     26.  NON WAIVER

     Any party's failure to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter nor shall any party's waiver of any right under this Agreement at any given time including rights to any payment be deemed a waiver for any other time.

     27.  GOVERNING LAW

     This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the laws of the State of New York.


     28.  ENTIRE AGREEMENT

     This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.


     29.  HEADINGS

     The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.


                         FAULDING MEDICAL DEVICE CO.


                         By:



                         F.H. FAULDING & CO. LIMITED


                         By:

               LICENSING AND SUPPLY AGREEMENT

                          BETWEEN

                FAULDING MEDICAL DEVICE CO.

                            AND

                F.H. FAULDING & CO. LIMITED



                 TABLE OF CONTENTS






     1.   DEFINITIONS. . . . . . . . . . . . . . . . . . . 2

     2.   EXCLUSIVE LICENSE TO THE DEVICES TECHNOLOGY. . . 5

     3.   SUB-DISTRIBUTORS . . . . . . . . . . . . . . . . 6

     4.   COMPETING PRODUCTS; EXCEPTIONS TO EXCLUSIVITY. . 7

     5.   INTELLECTUAL PROPERTY RIGHTS OF FMDC . . . . . . 8

     6.   IMPROVEMENTS TO THE DEVICES TECHNOLOGY . . . . .10

     7.   PURCHASE PRICE OF THE COMPONENTS . . . . . . . .11

     8.   REDUCTION OF PURCHASE PRICE. . . . . . . . . . .12

     9.   COMPONENTS: FORECASTS, ORDERS AND PAYMENT. . . .14

     10.  REGISTRATION; REGULATORY APPROVALS . . . . . . .16

     11.  ADVERSE EVENTS; RECALLS. . . . . . . . . . . . .17

     12.  QUALITY CONTROL  . . . . . . . . . . . . . . . .18

     13.  AUDITS . . . . . . . . . . . . . . . . . . . . .19

     14.  ONCO-TAIN TECHNOLOGY . . . . . . . . . . . . . .20

     15.  OPERATIONAL KNOW-HOW . . . . . . . . . . . . . .21

     16.  OWNERSHIP AND LICENSING OF TRADEMARKS. . . . . .22

     17.  WARRANTY . . . . . . . . . . . . . . . . . . . .23

     18.  INDEMNITY. . . . . . . . . . . . . . . . . . . .24

     19.  PATENT PROSECUTION AND MAINTENANCE . . . . . . .27

     20.  PATENT AND TRADEMARK INFRINGEMENT. . . . . . . .27

     21.  CONFIDENTIALITY. . . . . . . . . . . . . . . . .28

     22.  TAXATION ISSUES. . . . . . . . . . . . . . . . .30

     23.  NOTICES. . . . . . . . . . . . . . . . . . . . .30

     24.  ASSIGNMENT . . . . . . . . . . . . . . . . . . .31

     25.  TERM AND TERMINATION . . . . . . . . . . . . . .32

     26.  NON WAIVER . . . . . . . . . . . . . . . . . . .33

     27.  GOVERNING LAW. . . . . . . . . . . . . . . . . .33

     28.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . .33

     29.  HEADINGS . . . . . . . . . . . . . . . . . . . .34

     Schedule A . . . . . . . Components, Devices & Patents
     Schedule B . . . .  . .  Pre-existing Negotiations and
                              Obligation of FAULDING
     Schedule C . . . . . . . Pre-existing Negotiations of FMDC
     Schedule D . . . . . . . Trademarks